Calculation of Filing Fee Tables
S-8
NABORS INDUSTRIES LTD
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.05 per share	Other	470,000	$ 28.25	$ 13,277,500.00	0.0001531	$ 2,032.79
Total Offering Amounts:						$ 13,277,500.00		$ 2,032.79
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,032.79
Offering Note
[1]	This Registration Statement on Form S-8 (this "Registration Statement") registers 470,000 additional common shares, par value $0.05 ("Common Shares"), of the Registrant that may be delivered with respect to awards under the Amended 2016 Stock Plan pursuant to Amendment No. 4 to the Amended 2016 Stock Plan, which was approved by shareholders on June 3, 2025. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Common Shares that may become issuable pursuant to the adjustment provisions of the Amended 2016 Stock Plan, including as a result of a stock split, stock dividend, or similar transaction. Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices for the Common Shares as quoted on the New York Stock Exchange on June 25, 2026 of $28.25 per Common Share.